Exhibit 10.33

QEP RESOURCES, INC.
CASH INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made as of _______________ (the “Effective Date”), between QEP Resources, Inc., a Delaware corporation (the “Company”), and ______________ (the “Grantee”).

1.
Grant of Performance Share Units. Subject to the terms and conditions of this Agreement and the Company’s Cash Incentive Plan (the “Plan”), the Company hereby issues to Grantee the right to receive a number of Performance Share Units calculated in the manner set forth in Appendix A hereto, based on the achievement of one or more Performance Goals that must be attained over a relevant Performance Period, and assuming a target award of ______________ Performance Share Units (the “Target Share Units”). Each Performance Share Unit actually earned and vested in accordance with this Agreement and Appendix A hereto represents the right to receive a cash payment equal to the Fair Market Value of one share of the Company’s no par value common stock (“Common Stock”), subject to Section 3 and the other terms and conditions of this Agreement. Terms not defined herein shall have the meanings ascribed to them in the Plan.

2.	Vesting; Termination of Employment; Forfeiture.
General. Except as set forth below, the Grantee will vest and become entitled to any Performance Share Units earned in accordance with this Agreement and Appendix A hereto only if the Grantee remains in the continuous employment of the Company and its Affiliates from the Effective Date through the date such earned Performance Share Units are paid in accordance with Section 3 (the “Vest Date”).

a)
Termination of Employment. Except as provided in subsections (b) and (c) below, if the Grantee terminates employment with the Company and its Affiliates for any reason prior to the Vest Date, the Grantee shall forfeit any and all interest under this Agreement and shall forfeit the right to receive any Performance Share Units hereunder.

b)
Death, Disability, or Retirement. If the Grantee terminates employment with the Company and its Affiliates on account of death, Disability, or Retirement (as defined below) prior to the last day of the Performance Period, the Grantee shall receive on the Vest Date a pro rata portion of the Performance Share Units that would otherwise have been received for the Performance Period, subject to certification by the Committee, in an amount equal to the product of (x) the number of Performance Share Units that would have been earned in accordance with the provisions of Appendix A had Grantee remained in the continuous employment of the Company or its Affiliates through the last day of the Performance Period, multiplied by (y) the ratio between (i) the number of full months of employment completed from the first day of the Performance Period to the date of termination of employment and (ii) the number of full months in the Performance Period. If the Grantee terminates employment with the Company and its Affiliates on account of death, Disability, or Retirement on or after the last day of the Performance Period but before the Vest Date, the Grantee shall receive on the Vest Date the Performance Share Units that would have been earned in accordance with the provisions of Appendix A had the Grantee remained in the continuous employment of the Company or its Affiliates through the Vest Date. “Retirement” shall mean Grantee’s voluntary termination of employment with the Company and its Affiliates on or after age 55 with at least 10 years of service; provided that such retirement occurs no earlier than 12 months after the first day of the Performance Period, or such other retirement as shall be approved by the Committee in its discretion.

c)
Termination Following a Change in Control. If, upon a Change in Control of the Company or within the three years thereafter, the Grantee’s employment is terminated prior to the Vest Date (i) by the Company and its Affiliates for any reason other than Cause (as defined below) or Disability (it being understood that upon termination for Disability, the provisions of paragraph (b) above shall apply) or (ii) by the Grantee for Good Reason (as defined below) within 60 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason, the Grantee shall be entitled to receive a payment for the Performance Share Units earned hereunder based on the greater of (A) the level of achievement of the applicable performance goals as of immediately prior to the Change in Control or (B) the level of achievement of the applicable performance goals as of the date of termination of employment (which for administrative convenience may be determined as of the most recently completed calendar quarter). Such payment will be made to the Grantee within 30 days after the Grantee’s termination of employment. For purposes of this subsection (c):

i.
“Cause” means the Grantee’s: (i) willful and continued failure to perform substantially the Grantee’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the Grantee by the Board or the Chief Executive Officer of the Company; or (ii) willful engagement in conduct that is materially injurious to an Employer. For purposes of this definition, no act or failure to act on the part of the Grantee shall be considered “willful” unless it is done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s action or omission was in the best interests of the Grantee’s Employer. The Company, acting through the Board, must notify the Grantee in writing that the Grantee’s employment is being terminated for “Cause”. The notice shall include a list of the factual findings used to sustain the judgment that the Grantee’s employment is being terminated for “Cause”.

ii.
“Good Reason” means any of the following events or conditions that occur without the Grantee’s written consent, and that remain in effect after notice has been provided by the Grantee to the Company of such event or condition and the expiration of a 30 day cure period: (i) a material diminution in the Grantee’s gross annual base salary (as in effect immediately prior to the Change in Control of the Company), target incentive opportunity under any Annual Cash Incentive Plan or long-term incentive award opportunity under any Long-Term Incentive Plan or Stock Incentive Plan; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Grantee is required to report, including a requirement that the Grantee report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the Grantee retains authority; (v) a material change in the geographic location at which the Grantee performs services; or (vi) any other action or inaction that constitutes a material breach by an Employer of the Grantee’s employment agreement (if any). The Grantee’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the initial existence of the relevant event or condition. For purposes of this definition:

A.
“Annual Cash Incentive Plan” means any annual incentive plan, program or arrangement offered by an Employer pursuant to which the Grantee is eligible to receive a cash award, subject in whole or in part to the achievement of performance goals over a period of no more than one year, including without limitation the Plan.

B.
“Long-Term Incentive Plan” means any long-term incentive plan, program or arrangement offered by an Employer pursuant to which the Grantee is eligible to receive an award, subject in whole or in part to the achievement of performance goals over a period of more than one year, including without limitation the Plan.

C.
“Stock Incentive Plan” means any incentive plan offered by the Company pursuant to which upon or following vesting or exercise, as applicable, the Grantee is entitled to receive shares of the Company’s Common Stock, including without limitation the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan.

3.	Payment.

a)
General. As soon as practicable after the end of the Performance Period the Committee shall determine and certify the number of Performance Share Units that have been earned in accordance with Appendix A and the terms and conditions of this Agreement. Subject to subsection (b), payment for Performance Share Units shall be made in cash on the Vest Date. The amount distributable shall be based on the average closing Company stock price for the fourth quarter of the final year of the Performance Period. All payments shall be made as soon as administratively practicable after the date on which the Committee determines and certifies the number of Performance Share Units that have been earned, but in all events not later than March 15 of the calendar year following the calendar year in which the Performance Period ends. The foregoing provisions are subject to the terms of any valid and effective deferral election made by the Grantee with respect to the Performance Share Units under the QEP Resources, Inc. Deferred Compensation Wrap Plan.

b)
Payment in Shares. Notwithstanding anything in the Plan, this Agreement or in Appendix A to the contrary, in lieu of paying the Performance Share Units in cash as provided in subsection (a), the Committee may elect in its discretion to pay some or all of the Performance Share Units in the form of an equal number of actual shares of the Company’s (or its successor’s) Common Stock or other applicable securities, which shares of Common Stock or other applicable securities shall be delivered to the Grantee under the Company’s 2010 Long-Term Stock Incentive Plan (as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company).

4.
No Rights of a Stockholder. The Grantee shall have no voting or other rights as a stockholder of the Company with respect to this award. The Grantee’s right to receive payments earned under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

5.
Adjustments to Performance Share Units. In the event of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, grant of warrants or rights offering to purchase Common Stock at a price materially below fair market value or other similar corporate event affecting the Common Stock, the Committee shall adjust the award issued hereunder in order to preserve the benefits or potential benefits intended to be made available under this Agreement. All adjustments shall be made in the sole and exclusive discretion of the Committee, whose determination shall be final, binding and conclusive. Notice of any adjustment shall be given to Grantee.

6.
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by e-mail, hand delivery or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Grantee, to his or her address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of e-mail or personal delivery, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

7.
Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Grantee, or as approved by the Committee or its delegate. Notwithstanding any provision in this Agreement to the contrary, including Section 8, an amendment to the Plan that would materially and adversely affect Grantee’s rights with respect to the award of Performance Share Units granted hereunder will not be effective with respect to such award.

8.
Relationship to Plan. Except to the extent this Agreement provides for the discretionary stock settlement of the Target Share Units, this Agreement shall not alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail, provided, however, that the terms of Section 3(b) of this Agreement shall control over any contrary provision of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the meaning given such terms in the Plan.

9.
Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

10.
Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

11.
Entire Agreement; Binding Effect. Once accepted, this Agreement, the terms and conditions of the Plan, and the award of Performance Share Units set forth herein, constitute the entire agreement between Grantee and the Company governing such award of Performance Share Units, and shall be binding upon and inure to the benefit of the Company and to Grantee and to the Company’s and Grantee’s respective heirs, executors, administrators, legal representatives, successors and assigns.

12.
No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Grantee any right to be retained in the employ of the Company or its Affiliates and this Agreement is limited solely to governing the rights and obligations of Grantee with respect to the Performance Share Units.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

14.	Section 409A. For the avoidance of doubt, the provisions of Section 7(g) of the Plan shall apply to this Agreement and all payments made or to be made in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRANTEE

[Name]

QEP RESOURCES, INC.

/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and Chief Financial Officer

APPENDIX A
TO THE PERFORMANCE SHARE UNIT AWARD AGREEMENT

[To be included with individual grants]